Exhibit 99.1

PRESS RELEASE

DigitalGlobe Appoints Roxanne Decyk to Board of Directors

LONGMONT, Colo. — July 1, 2014 — DigitalGlobe, Inc. (NYSE: DGI), a leading provider of commercial high-resolution earth observation and advanced geospatial solutions, today announced the appointment of Ms. Roxanne J. Decyk to the DigitalGlobe Board of Directors, effective July 1, 2014.

Ms. Decyk is currently on the board of directors at the aerospace and defense firm Alliant Techsystems, where she serves as the Chairman of the Compensation Committee. She also serves as a board member of ENSCO PLC, the world’s second largest offshore driller, and Petrofac Ltd, which provides various management services for the oil and gas industry. From 1999 to 2010, Ms. Decyk worked for Royal Dutch Shell, where she served on the Executive Committee and most recently held the position of Executive Vice President of Global Government Relations.

“We are pleased to welcome Roxanne to our Board of Directors and believe she will bring tremendous insight to the organization,” said Gen. Howell M. Estes III, Chairman of DigitalGlobe’s Board of Directors. “With a diverse corporate and government affairs background, Roxanne is exactly what the Board needs as it continues to work closely with management to execute the company’s growth strategy.”

“Roxanne’s deep experience in corporate strategy, human resources, government relations, and the oil and gas sector on a global scale will be immensely valuable as we continue to grow our business and create shareowner value,” said Jeffrey R. Tarr, President and Chief Executive Officer of DigitalGlobe.

Ms. Decyk has a Bachelor’s degree in English Literature from the University of Illinois at Urbana-Champaign, as well as a Juris Doctorate degree from Marquette University.

About DigitalGlobe

DigitalGlobe is a leading provider of commercial high-resolution earth observation and advanced geospatial solutions that help decision makers better understand our changing planet in order to save lives, resources and time. Sourced from the world’s leading constellation, our imagery solutions deliver unmatched coverage and capacity to meet our customers’ most demanding mission requirements. Each day customers in defense and intelligence, public safety, civil agencies, map making and analysis, environmental monitoring, oil and gas exploration, infrastructure management, navigation technology, and providers of location-based services depend on DigitalGlobe data, information, technology and expertise to gain actionable insight.

DigitalGlobe is a registered trademark of DigitalGlobe.

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